Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES APPOINTS NEW MEMBER TO BOARD
OF DIRECTORS

HOUSTON, TX, June 16, 2014 - Stage Stores, Inc. (NYSE: SSI) announced today that, effective June 10, 2014, Elaine D. Crowley, 55, was appointed to the Company’s Board of Directors. Her appointment brings the Board’s membership to ten Directors. Ms. Crowley, an independent Director, has been named to serve on the Board’s Audit Committee and on its Corporate Governance and Nominating Committee.

Ms. Crowley, who spent nine years at Price Waterhouse, ultimately attaining the position of Senior Audit Manager, has held various senior executive level financial positions at a number of retail companies. Most recently, she served as Executive Vice President and Chief Financial Officer for Mattress Giant Corporation, Executive Vice President and Chief Financial Officer for Michaels Stores, Inc. and Chief Financial Officer for The Bombay Company, Inc.

Michael Glazer, President and Chief Executive Officer, commented, “We are pleased to welcome Elaine to our Company’s Board of Directors. I am confident that her financial credentials, successful track record and broad knowledge of the retail industry will make her an outstanding addition to our Board and to the committees on which she will serve.”

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles and Stage names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 852 stores in 40 states. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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